CONSENT OF GORDON, HUGHES & BANKS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 of AeroGrow International, Inc. and to the inclusion therein of our report dated January 18, 2006, with respect to the financial statements of AeroGrow International, Inc. as of December 31, 2005 and 2004, and for the years then ended and for the cumulative period from March 25, 2002 (Inception) to December 31, 2005.

/s/ Gordon, Hughes & Banks, LLP
Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
April 10, 2006